Exhibit 99.1

                        INTEL CORPORATION
                    2006 STOCK PURCHASE PLAN

         1. PURPOSE

          The purpose of the Plan is to provide an opportunity for Employees of Intel Corporation, a Delaware corporation ("Intel") and its Participating Subsidiaries (collectively Intel and its Participating Subsidiaries shall be referred to as the "Company"), to purchase Common Stock of Intel and thereby to have an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that the Plan (excluding any sub-plans thereof except as expressly provided in the terms of such sub-plan) qualify as an "Employee Stock Purchase Plan" under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and the Plan shall be administered in accordance with this intent. In addition, the Plan authorizes the grant of options pursuant to sub-plans or special rules adopted by the Committee designed to achieve desired tax or other objectives in particular locations outside of the United States or to achieve other business objectives in the determination of the Committee, which sub-plans shall not be required to comply with the requirements of Section 423 of the Code or all of the specific provisions of the Plan, including but not limited to terms relating to eligibility, Subscription Periods or Purchase Price.

          2. DEFINITIONS

  (a)"Applicable Law" shall mean the legal requirements relating to the administration of an employee stock purchase plan under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any stock exchange rules or regulations and the applicable laws of any other country or jurisdiction, as such laws, rules, regulations and requirements shall be in place from time to time.

  (b)"Board" shall mean the Board of Directors of Intel.

  (c)"Code" shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

  (d)"Commencement Date" shall mean, with respect to a given
    Subscription Period, the last Trading Day prior to the beginning of an Enrollment Period for such Subscription
    Period.

  (e)"Committee" shall mean the Compensation Committee of the Board or the subcommittee, officer or officers designated by the Compensation Committee in accordance with Section 15 of the Plan (to the extent of the duties and responsibilities delegated by the Compensation Committee of the Board).

  (f)"Common Stock" shall mean the common stock of Intel, par value $.001 per share, or any securities into which such Common Stock may be converted.

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  (g)"Compensation" shall mean the total compensation paid by the
    Company to an Employee with respect to a Subscription
    Period, including salary, commissions, overtime, shift differentials, payouts from Intel's Employee Cash Bonus Program (ECBP), payouts from the Employee Bonus (EB) program, and all or any portion of any item of compensation considered by the Company to be part of the Employee's regular earnings, but excluding items not considered by the Company to be part of the Employee's regular earnings. Items excluded from the definition of "Compensation" include but are not limited to such items as relocation bonuses, expense reimbursements, certain bonuses paid in connection with mergers and acquisitions, author incentives, recruitment and referral bonuses, foreign service premiums, differentials and allowances, imputed income pursuant to Section 79 of the Code, income realized as a result of participation in any stock option, restricted stock, restricted stock unit, stock purchase or similar equity plan maintained by Intel or a Participating Subsidiary, and tuition and other reimbursements. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.

  (h)"Effective Date" shall mean July 31, 2006.

  (i)"Employee" shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by Intel or a Participating Subsidiary on Intel's or such Participating Subsidiary's payroll records during the relevant participation period. Notwithstanding the foregoing, no employee of Intel or a Participating Subsidiary shall be included within the definition of "Employee" if such person's customary employment is for less than twenty (20) hours per week or for less than five (5) months per year. Individuals classified as independent contractors, consultants, advisers, or members of the Board are not considered "Employees."

  (j)"Enrollment Period" shall mean, with respect to a given Subscription Period, that period beginning on the first (1st) day of February and August and ending on the nineteenth
   (19th) day of February and August during which Employees may elect to participate in order to purchase Common Stock at the end of that Subscription Period in accordance with the terms of this Plan. The duration and timing of Enrollment Periods may be changed or modified by the Committee.

  (k)"Exchange Act" shall mean the Securities Exchange Act of
    1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.

  (l)"Market Value" on a given date of determination (e.g., a Commencement Date or Purchase Date, as appropriate) shall mean the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange (not including an automated quotation system), its Market Value shall be the closing sales price for a share of the Common Stock (or the closing bid, if no sales were reported) on the date of determination as quoted on such exchange on which the Common Stock has the highest average trading volume, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (ii) if the Common Stock is listed on a national market system and the

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   highest average trading volume of the Common Stock occurs
   through that system, its Market Value shall be the average of the high and the low selling prices reported on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (iii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Market Value shall be the average of the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or, (iv) in the absence of an established market for the Common Stock, the Market Value thereof shall be determined in good faith by the Board.

  (m)"Offering Price" shall mean the Market Value of a share of Common Stock on the Commencement Date for a given
    Subscription Period.

  (n)"Participant" shall mean a participant in the Plan as described in Section 5 of the Plan.

  (o)"Participating Subsidiary" shall mean a Subsidiary that has been designated by the Committee in its sole discretion as eligible to participate in the Plan with respect to its Employees.

  (p)"Plan" shall mean this 2006 Stock Purchase Plan, including any sub-plans or appendices hereto.

  (q)"Purchase Date" shall mean the last Trading Day of each Subscription Period.

  (r)"Purchase Price" shall have the meaning set out in Section
   8(b).

  (s)"Securities Act" shall mean the U.S. Securities Act of 1933, as amended from time to time, and any reference to a section of the Securities Act shall include any successor provision of the Securities Act.

  (t)"Stockholder" shall mean a record holder of shares entitled to vote such shares of Common Stock under Intel's by-laws.

  (u)"Subscription Period" shall mean a period of approximately six (6) months at the end of which an option granted pursuant to the Plan shall be exercised. The Plan shall be implemented by a series of Subscription Periods of approximately six (6) months duration, with new Subscription Periods commencing on each February 20 and August 20 occurring on or after the Effective Date and ending on the last Trading Day in the six (6) month period ending on the following August 19 and February 19, respectively. The duration and timing of Subscription Periods may be changed or modified by the Committee.

  (v)"Subsidiary" shall mean any entity treated as a corporation (other than Intel) in an unbroken chain of corporations beginning with Intel, within the meaning of Code Section 424(f), whether or not such corporation now exists or is hereafter organized or acquired by Intel or a Subsidiary.

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  (w)"Trading Day" shall mean a day on which U.S. national stock exchanges and the NASDAQ National Market System are open for trading and the Common Stock is being publicly traded on one or more of such markets.

          3. ELIGIBILITY

  (a)Any Employee employed by Intel or by any Participating Subsidiary on a Commencement Date shall be eligible to participate in the Plan with respect to the Subscription Period first following such Commencement Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (not to exceed 30 days) prior to a Commencement Date to be eligible to participate with respect to such Subscription Period. The Committee may also determine that a designated group of highly compensated Employees is ineligible to participate in the Plan so long as the excluded category fits within the definition of "highly compensated employee" in Code Section 414(q).

  (b)No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)) shares of Common Stock, including Common Stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by Intel or its Subsidiaries, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Intel or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5); provided that individuals participating in a sub-plan adopted pursuant to Section 17 which is not designed to qualify under Code section 423 need not have the same rights and privileges as Employees participating in the Code section 423 Plan. No Employee may participate in more than one Subscription Period at a time.

          4. SUBSCRIPTION PERIODS

          The Plan shall generally be implemented by a series of six (6) month Subscription Periods with new Subscription Periods commencing on each February 20 and August 20 and ending on the last Trading Day in the six (6) month periods ending on the following August 19 and February 19, respectively, or on such other date as the Committee shall determine, and continuing thereafter until the Plan is terminated pursuant to Section 14 hereof. The first Subscription Period shall commence on August 21, 2006 and shall end on the last Trading Day on or before February 19, 2007. The Committee shall have the authority to change the frequency and/or duration of Subscription Periods (including the commencement dates thereof) with respect to future Subscription Periods if such change is announced at least thirty
(30) days prior to the scheduled occurrence of the first Commencement Date to be affected thereafter.

          5. PARTICIPATION

  (a)An Employee who is eligible to participate in the Plan in accordance with its terms on a Commencement Date shall automatically receive an option in accordance with Section
    8(a)

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    and may become a Participant by completing and submitting, on or before the date prescribed by the Committee with respect to a given Subscription Period, a completed payroll deduction authorization and Plan enrollment form provided by Intel or its Participating Subsidiaries or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's Compensation, not to be less than two percent (2%) and not to exceed ten percent (10%) of the Employee's Compensation (or such other percentages as the Committee may establish from time to time before a Commencement Date) of such Employee's Compensation on each payday during the Subscription Period. All payroll deductions will be held in a general corporate account or a trust account. No interest shall be paid or credited to the Participant with respect to such payroll deductions. Intel shall maintain or cause to be maintained a separate bookkeeping account for each Participant under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account, unless payroll deductions are prohibited under Applicable Law, in which case the provisions of
    Section 5(b) of the Plan shall apply.

  (b)Notwithstanding any other provisions of the Plan to the contrary, in locations where local law prohibits payroll deductions, an eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Committee. In such event, any such Employees shall be deemed to be participating in a sub-plan, unless the Committee otherwise expressly provides that such Employees shall be treated as participating in the Plan. All such contributions will be held in a general corporate account or a trust account. No interest shall be paid or credited to the Participant with respect to such contributions.

  (c)Under procedures and at times established by the Committee, a Participant may withdraw from the Plan during a Subscription Period, by completing and filing a new payroll deduction authorization and Plan enrollment form with the Company or by following electronic or other procedures prescribed by the Committee. If a Participant withdraws from the Plan during a Subscription Period, his or her accumulated payroll deductions will be refunded to the Participant without interest, his or her right to participate in the current Subscription Period will be automatically terminated and no further payroll deductions for the purchase of Common Stock will be made during the Subscription Period. Any Participant who wishes to withdraw from the Plan during a Subscription Period, must complete the withdrawal procedures prescribed by the Committee before the last forty-eight (48) hours of such Subscription Period, subject to any changes to the rules established by the Committee pertaining to the timing of withdrawals, limiting the frequency with which Participants may withdraw and re-enroll in the Plan and may impose a waiting period on Participants wishing to re-enroll following withdrawal.

  (d)A Participant may not increase his or her rate of contribution through payroll deductions or otherwise during a given Subscription Period. A Participant may decrease his or her rate of contribution through payroll deductions one time only during a given Subscription Period and only during an open enrollment period or such other times specified by the Committee by filing a new payroll deduction authorization and Plan enrollment form or by following

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    electronic or other procedures prescribed by the Committee.
    If a Participant has not followed such procedures to change the rate of contribution, the rate of contribution shall continue at the originally elected rate throughout the Subscription Period and future Subscription Periods. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code for a given calendar year, the Committee may reduce a Participant's payroll deductions to zero percent (0%) at any time during a Subscription Period scheduled to end during such calendar year. Payroll deductions shall re-commence at the rate provided in such Participant's enrollment form at the beginning of the first Subscription Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 5(c).

          6. TERMINATION OF EMPLOYMENT

          In the event any Participant terminates employment with Intel and its Participating Subsidiaries for any reason (including death) prior to the expiration of a Subscription Period, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or, in the case of death, to the Participant's heirs or estate, without interest. Whether a termination of employment has occurred shall be determined by the Committee. If a Participant's termination of employment occurs within a certain period of time as specified by the Committee (not to exceed 30 days) prior to the Purchase Date of the Subscription Period then in progress, his or her option for the purchase of shares of Common Stock will be exercised on such Purchase Date in accordance with Section 9 as if such Participant were still employed by the Company. Following the purchase of shares on such Purchase Date, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or, in the case of death, to the Participant's heirs or estate, without interest. The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Participating Subsidiaries, Subsidiaries and Intel, and the Committee may establish termination-of-employment procedures for this Plan that are independent of similar rules established under other benefit plans of Intel and its Subsidiaries; provided that such procedures are not in conflict with the requirements of Section 423 of the Code.

         7. STOCK

         Subject to adjustment as set forth in Section 11, the maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be two hundred forty million (240,000,000) shares. Notwithstanding the above, subject to adjustment as set forth in Section 11, the maximum number of shares that may be issued to any Employee in a given Subscription Period shall be seventy two thousand (72,000) shares of Common Stock. If, on a given Purchase Date, the number of shares with respect to which options are to be exercised exceeds either maximum, the Committee shall make, as applicable, such adjustment or pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

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          8. OFFERING

  (a)On the Commencement Date relating to each Subscription Period, each eligible Employee, whether or not such Employee has elected to participate as provided in Section 5(a), shall be granted an option to purchase that number of whole shares of Common Stock (as adjusted as set forth in Section
    11) not to exceed seventy two thousand (72,000) shares (or such lower number of shares as determined by the Committee), which may be purchased with the payroll deductions accumulated on behalf of such Employee during each Subscription Period at the purchase price specified in
    Section 8(b) below, subject to the additional limitation that no Employee participating in the Plan shall be granted an option to purchase Common Stock under the Plan if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of Intel and its Subsidiaries to accrue at a rate which exceeds U.S. twenty-five thousand dollars (U.S. $25,000) of the Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of the Plan, an option is "granted" on a Participant's Commencement Date.

    An option will expire upon the earliest to occur of (i) the termination of a Participant's participation in the Plan or such Subscription Period (ii) the beginning of a subsequent Subscription Period in which such Participant is participating; or (iii) the termination of the Subscription Period. This Section 8(a) shall be interpreted so as to comply with Code Section 423(b)(8).

  (b)The Purchase Price under each option shall be with respect to a Subscription Period the lower of (i) a percentage (not less than eighty-five percent (85%)) established by the Committee ("Designated Percentage") of the Offering Price, or (ii) the Designated Percentage of the Market Value of a share of Common Stock on the Purchase Date on which the Common Stock is purchased; provided that the Purchase Price may be adjusted by the Committee pursuant to Sections 11 or 12 in accordance with Section 424(a) of the Code. The Committee may change the Designated Percentage with respect to any future Subscription Period, but not to below eighty-five percent (85%), and the Committee may determine with respect to any prospective Subscription Period that the option price shall be the Designated Percentage of the Market Value of a share of the Common Stock on the Purchase Date.

          9. PURCHASE OF STOCK

          Unless a Participant withdraws from the Plan as provided in Section 5(c) or except as provided in Sections 7, 12 or 14(b), upon the expiration of each Subscription Period, a Participant's option shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated payroll deductions credited to the Participant's account at that time shall purchase at the applicable price specified in Section 8(b). Notwithstanding the foregoing, Intel or its Participating Subsidiary may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance which Intel or its Participating Subsidiary determines is required by Applicable

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Law. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan. The shares of Common Stock purchased upon exercise of an option hereunder shall be considered for tax purposes to be sold to the Participant on the Purchase Date. During his or her lifetime, a Participant's option to purchase shares of Common Stock hereunder is exercisable only by him or her.

          10. PAYMENT AND DELIVERY

          As soon as practicable after the exercise of an option, Intel shall deliver or cause to have delivered to the Participant a record of the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant's account not used for the purchase, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. Intel or its Participating Subsidiary shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other Stockholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 10. The Committee may in its discretion direct Intel to retain in a Participant's account for the subsequent Subscription Period any payroll deductions which are not sufficient to purchase a whole share of Common Stock or to return such amount to the Participant. Any other amounts left over in a Participant's account after a Purchase Date shall be returned to the Participant without interest.

          11. RECAPITALIZATION

          Subject to any required action by the Stockholders of Intel, if there is any change in the outstanding shares of Common Stock because of a merger, consolidation, spin-off, reorganization, recapitalization, dividend in property other than cash, stock split, reverse stock split, stock dividend, liquidating dividend, combination or reclassification of the Common Stock (including any such change in the number of shares of Common Stock effected in connection with a change in domicile of Intel), or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by Intel, provided that conversion of any convertible securities of Intel shall not be deemed to have been "effected without consideration," the number of securities covered by each option under the Plan which has not yet been exercised and the number of securities which have been authorized and remain available for issuance under the Plan, as well as the maximum number of securities which may be purchased by a Participant in a Subscription Period, and the price per share covered by each option under the Plan which has not yet been exercised, may be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances. The Board's determinations under this Section 11 shall be conclusive and binding on all parties.

          12. MERGER, LIQUIDATION, OTHER CORPORATE TRANSACTIONS

  (a)In the event of the proposed liquidation or dissolution of Intel, the Subscription Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

  (b)In the event of a proposed sale of all or substantially all of the assets of Intel, or the merger or consolidation or similar combination of Intel with or into another entity, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor entity, (2) a date established by the Board on or before the date of consummation of such merger, consolidation, combination or sale shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, (3) all outstanding options shall terminate and the accumulated payroll deductions will be refunded without interest to the Participants, or (4) outstanding options shall continue unchanged.

          13. TRANSFERABILITY

          Neither payroll deductions credited to a Participant's bookkeeping account nor any rights to exercise an option or to receive shares of Common Stock under the Plan may be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 5(c).

          14. AMENDMENT OR TERMINATION OF THE PLAN

  (a)The Plan shall continue from the Effective Date until August
    31, 2011, unless it is terminated in accordance with Section
    14(b).

  (b)The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, and the Committee may revise or amend the Plan consistent with the exercise of its duties and responsibilities as set forth in the Plan or any delegation under the Plan, except that, without approval of the Stockholders, no such revision or amendment shall increase the number of shares subject to the Plan, other than an adjustment under Section 11 of the Plan, or make other changes for which Stockholder approval is required under Applicable Law. Upon a termination or suspension of the Plan, the Board may in its discretion (i) return without interest, the payroll deductions credited to Participants' accounts to such Participants or (ii) set an earlier Purchase Date with respect to a Subscription Period then in progress.

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          15. ADMINISTRATION

  (a)The Board has appointed the Compensation Committee of the Board to administer the Plan (the "Committee"), who will serve for such period of time as the Board may specify and whom the Board may remove at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to a sub-committee or to an officer or officers of Intel the day-to-day administration of the Plan. The Committee shall have full power and authority to adopt, amend and rescind any rules and regulations which it deems desirable and appropriate for the proper administration of the Plan, to construe and interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan.

  (b)In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company, members of the Board and of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

          16. COMMITTEE RULES FOR FOREIGN JURISDICTIONS

          The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not in the Plan. The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code section 423 and shall be deemed to be outside the scope of Code section 423 unless the terms of the sub-plan provide to the contrary. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 7, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. The Committee shall not be required to obtain the approval of the Stockholders prior to the adoption, amendment or termination of any sub-plan unless required by the laws of the foreign jurisdiction in which Employees participating in the sub-plan are located.

          17. SECURITIES LAWS REQUIREMENTS

  (a)No option granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, applicable state and foreign securities laws and the requirements of any stock exchange upon which the Shares may then be listed, subject to the approval of counsel for the Company with respect to such compliance. If on a Purchase Date in any Subscription Period hereunder, the Plan is not so registered or in such compliance, options granted under the Plan which are not in material compliance shall not be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Commencement Date relating to such Subscription Period. If, on the Purchase Date of any offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, options granted under the Plan which are not in material compliance shall not be exercised and all payroll deductions accumulated during the Subscription Period (reduced to the extent, if any, that such deductions have been used to acquire shares of Common Stock) shall be returned to the Participants, without interest. The provisions of this Section 17 shall comply with the requirements of Section 423(b)(5) of the Code to the extent applicable.

  (b)As a condition to the exercise of an option, Intel may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for Intel, such a representation is required by any of the aforementioned applicable provisions of law.

          18. GOVERNMENTAL REGULATIONS

          This Plan and Intel's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

          19. NO ENLARGEMENT OF EMPLOYEE RIGHTS

          Nothing contained in this Plan shall be deemed to give any Employee or other individual the right to be retained in the employ or service of Intel or any Participating Subsidiary or to interfere with the right of Intel or Participating Subsidiary to discharge any Employee or other individual at any time, for any reason or no reason, with or without notice.

          20. GOVERNING LAW

          This Plan shall be governed by applicable laws of the State of Delaware and applicable federal law.

         21. EFFECTIVE DATE

          This Plan shall be effective on the Effective Date, subject to approval of the Stockholders of Intel within twelve
(12) months before or after its date of adoption by the Board.

          22. REPORTS

          Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be made available to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

          23. DESIGNATION OF BENEFICIARY FOR OWNED SHARES

          With respect to shares of Common Stock purchased by the Participant pursuant to the Plan and held in an account maintained by Intel or its assignee on the Participant's behalf, the Participant may be permitted to file a written designation of beneficiary, who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to the end of a Subscription Period but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to the Purchase Date of a Subscription Period. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective, to the extent required by local law. The Participant (and if required under the preceding sentence, his or her spouse) may change such designation of beneficiary at any time by written notice. Subject to local legal requirements, in the event of a Participant's death, Intel or its assignee shall deliver any shares of Common Stock and/or cash to the designated beneficiary. Subject to local law, in the event of the death of a Participant and in the absence of a beneficiary validly designated who is living at the time of such Participant's death, Intel shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of Intel), Intel in its sole discretion, may deliver (or cause its assignee to deliver) such shares of Common Stock and/or cash to the spouse, or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to Intel, then to such other person as Intel may determine. The provisions of this
Section 23 shall in no event require Intel to violate local law, and Intel shall be entitled to take whatever action it reasonably concludes is desirable or appropriate in order to transfer the assets allocated to a deceased Participant's account in compliance with local law.

          24. ADDITIONAL RESTRICTIONS OF RULE 16b-3.

          The terms and conditions of options granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares of Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions, if any, as may be required by Rule 16b-3 to qualify for the maximum exemption from
Section 16 of the Exchange Act with respect to Plan transactions.

          25. NOTICES

          All notices or other communications by a Participant to Intel or the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by Intel or the Committee at the location, or by the person, designated by Intel for the receipt thereof.